Exhibit 99.1

ProNAi Therapeutics Reports First Quarter 2016 Results

Vancouver – May 10, 2016. ProNAi Therapeutics, Inc. (NASDAQ: DNAI), a clinical-stage oncology company advancing novel therapeutics for patients with cancer and hematological diseases, today reported its financial and operational results for the first quarter of 2016.

“During the first quarter, we continued to advance our lead cancer drug, PNT2258, in two Phase 2 trials, Wolverine and Brighton, and we remain on track to report interim data from the Wolverine trial in third-line diffuse large B-cell lymphoma (DLBCL) in June 2016,” said Dr. Nick Glover, President and CEO of ProNAi Therapeutics. “In addition, we continued to evaluate novel drug candidates for potential licensing or acquisition, with the vision of establishing a broad and diversified pipeline under our development. Supporting this vision, in the first quarter we further strengthened ProNAi’s core infrastructure by adding two industry veterans to our Board of Directors, Mr. Jeffrey H. Cooper and Mr. Tran Nguyen, and by opening an office in the San Francisco area where our world-class clinical development team resides led by Dr. Barbara Klencke.”

First Quarter 2016 Financial Results (all amounts reported in U.S. currency)

Total operating expenses for the three months ended March 31, 2016 were $10.6 million compared to $6.7 million for the three months ended March 31, 2015. Total operating expenses included non-cash stock based compensation of $1.4 million and $0.2 million for the three months ended March 31, 2016 and 2015, respectively.

Research and development expenses increased to $6.6 million for the three months ended March 31, 2016 from $5.3 million for the three months ended March 31, 2015. These increases were primarily due to expenses related to the continuation of our PNT2258 clinical trials and an increase in personnel-related costs. These increased costs were partially offset by a decrease in third-party manufacturing costs for PNT2258.

General and administrative expenses increased to $4.0 million for the three months ended March 31, 2016 from $1.4 million for the three months ended March 31, 2015. These increases were primarily due to increased personnel-related costs and professional fees incurred in support of activities as a public company and corporate growth, and costs pertaining to business development activities.

For the three months ended March 31, 2016, ProNAi incurred a net loss of $10.5 million compared to a net loss of $8.0 million for the three months ended March 31, 2015. The net loss included a non-cash charge related to the change in fair value of preferred stock warrants of $1.3 million for the three months ended March 31, 2015.

At March 31, 2016, ProNAi had $140.9 million in cash and cash equivalents compared to $150.2 million in cash and cash equivalents at December 31, 2015.

At March 31, 2016, there were 30,174,778 shares of common stock issued and outstanding and stock options to purchase 4,153,460 shares of common stock issued and outstanding.

About ProNAi Therapeutics

ProNAi Therapeutics is a clinical-stage oncology company advancing novel therapeutics for patients with cancer and hematological diseases. ProNAi’s lead product candidate, PNT2258, is designed to target cancers that overexpress BCL2, an important and validated oncogene known to be dysregulated in many types of cancer. ProNAi is evaluating PNT2258 in two Phase 2 trials: “Wolverine”, a Phase 2 trial evaluating PNT2258 for the treatment of relapsed or refractory diffuse large B-cell lymphoma (DLBCL); and “Brighton”, a Phase 2 trial evaluating PNT2258 for the treatment of Richter’s transformation. For more information, please visit www.pronai.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding ProNAi’s anticipated clinical development and potential business development strategies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that ProNAi may be unable to successfully develop and commercialize PNT2258 or any other future product candidates, PNT2258 may fail to demonstrate safety and efficacy or may not otherwise produce positive results, ProNAi may experience delays in clinical trials, including due to difficulties enrolling patients, ProNAi’s third-party manufacturers may cause its supply of materials to become limited or interrupted or fail to be of satisfactory quantity or quality, ProNAi’s cash resources may be insufficient to fund its current operating plans and it may be unable to raise additional capital when needed, ProNAi may be unable to obtain and enforce intellectual property protection for its technologies and product candidates and the other factors described under the heading “Risk Factors” set forth in ProNAi’s filings with the Securities and Exchange Commission from time to time. ProNAi undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$140,871	$150,180
Prepaid expenses and other current assets	1,746	1,673

Total current assets	142,617	151,853
Property and equipment, net	623	566
Other assets	196	349

TOTAL ASSETS	$143,436	$152,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued liabilities	$5,342	$7,016
Accounts payable	1,779	358
Other current liabilities	7	23

Total current liabilities	7,128	7,397

TOTAL LIABILITIES	7,128	7,397

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	30	30
Additional paid-in capital	681,003	679,528
Accumulated deficit	(544,725)	(534,187)

TOTAL STOCKHOLDERS’ EQUITY	136,308	145,371

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$143,436	$152,768

PRONAI THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$6,636	$5,296
General and administrative	3,977	1,441

Total operating expenses	10,613	6,737

Loss from operations	(10,613)	(6,737)
Other income (expense), net:
Change in fair value of preferred stock warrants	—	(1,326)
Other income	83	25

Total other income (expense), net	83	(1,301)

Loss before provision for income taxes	(10,530)	(8,038)
Provision for income tax	8	10

Net loss	(10,538)	(8,048)
Adjustment to redemption value on redeemable convertible preferred stock	—	(11,005)

Net loss attributable to common stockholders	$(10,538)	$(19,053)

Net loss per share attributable to common stockholders, basic and diluted	$(0.35)	$(12.83)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	30,070,227	1,485,609

Contact:

James Smith

Vice President of Corporate Affairs

ProNAi Therapeutics

604.558.6545

jsmith@pronai.com

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